                                                                    EXHIBIT 99.1


                                               Financial Contact: Joel Kimbrough
                                                                    901.385.3621
                                        Investor Relations Contact: Kerry Finney
                                                                    901.381.7442


For Immediate Release


ACCREDO HEALTH, INC. ANNOUNCES RECORD FIRST QUARTER RESULTS

First Quarter Earnings Increase 30%

Memphis, TN, November 3, 2003 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported record results for its first quarter ended September 30, 2003. Net earnings increased 30% to $17,508,000, or $0.36 per diluted share, for the quarter ended September 30, 2003 compared to $13,463,000, or $0.28 per diluted share, for the same period in fiscal 2003. Revenues for the quarter increased 6% to $334,984,000 compared to $316,661,000 for the same period in fiscal 2003. In addition, gross profit margins improved to 22.7% and earnings before interest, taxes depreciation and amortization (EBITDA) as a percentage of total revenues improved to 10.3% for the quarter ended September 30, 2003, compared to 20.5% and 8.8%, respectively, for the same period in fiscal 2003. An explanation and reconciliation of net income under generally accepted accounting principles
(GAAP) to EBITDA is discussed in the question and answer section of this press release.

David D. Stevens, Accredo's chairman and chief executive officer remarked, "We are encouraged by the continued improvements in margins and growth rates from same store sales made during the September quarter. We expect that our results will be further positively impacted by a number of events that have transpired over the last six months including: the launch of five new products (Aldurazyme(R), Aralast(TM), Fabrazyme(R), Xolair(R) and Zemaira(TM)), the conversion to a new liquid formulation of AVONEX(R), the introduction of the new generation hemophilia product Advate, the acquisition of certain specialty pharmacy assets from Alpha Therapeutic Services, Inc. ("ATS") and our selection as one of three specialty pharmacy providers for RAPTIVA(TM)."

Stevens further commented, "Six of the seven new products referenced have been awarded to Accredo Health as one of a select group of specialty pharmacy distributors. While these new products may not contribute significantly to our current fiscal year revenues and profitability, they should become significant during the next two fiscal years."

Joel R. Kimbrough, Accredo's chief financial officer, added, "We are pleased with the continued overall revenue growth, which will be supplemented in the next two quarters with revenue from the seasonal drug Synagis(R) for the treatment of RSV in infants. As a reminder, we began distributing certain products on a consignment basis and sold our infertility business during fiscal 2003 eliminating revenues from these products in future periods. In the September 2002 quarter, our revenues from these products amounted to approximately

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$16 million. Excluding the $16 million, total revenues increased 11% from the
September 2002 to the September 2003 quarter."

Mr. Kimbrough continued, "As a result of our recently announced acquisition of the assets of ATS, we are increasing our previously announced fiscal year 2004 revenues and earnings estimates. We estimate that for our fiscal year ending June 30, 2004, we will achieve revenues in the $1.50 billion to $1.55 billion range and diluted earnings per share within a range of $1.57 to $1.62. We had previously provided estimates for fiscal 2004 of $1.49 billion to $1.54 billion in revenues and $1.54 to $1.59 in diluted earnings per share. These estimates do assume a reduction in the Medicare and MediCal reimbursement rates based upon information we have at this time. These estimates assume no new indications for current product lines, potential new product lines or future acquisitions and could be impacted upon final resolution by Medicare and MediCal of the reimbursement rate changes now being considered. In addition, we have not included RAPTIVA(TM) in our revised estimates but will do so when we have adequate financial projections."

IN ADDITION TO THE PREVIOUS DISCUSSIONS, WE ARE PROVIDING THE FOLLOWING QUESTIONS AND ANSWERS RELATED TO OUR OPERATING RESULTS AND OUR ON-GOING
BUSINESS:

Q1) WHAT IS THE RECONCILIATION OF NET INCOME UNDER GAAP TO EBITDA?

A1) When we refer to EBITDA, we mean net income before minority interest, interest expense (income), income tax expense, and depreciation and amortization. We have included the EBITDA information because we consider it to be a good indication of our ability to generate cash flow in order to liquidate our liabilities and reinvest in our Company. EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance or for cash flow as a measure of liquidity. A reconciliation of net income under GAAP to EBITDA for the quarters ended September 30 is as follows (in thousands):


                                                                         2003              2002
                                                                     ------------     ------------

Net income                                                           $     17,508     $     13,463
Minority interest in income of unconsolidated joint venture                   482              484
Interest expense, net                                                       2,276            2,446
Income tax expense                                                         11,140            9,034
Depreciation and amortization                                               2,955            2,340
                                                                     ------------     ------------

EBITDA                                                               $     34,361     $     27,767
                                                                     ============     ============
EBITDA as a percentage of total revenues                                     10.3%             8.8%
                                                                     ============     ============

Q2) WHAT CHANGES HAVE BEEN MADE TO THE INCOME STATEMENT FOR THE SEPTEMBER 2002 QUARTER?

A2) As discussed last quarter, management determined that the recognition of revenue is upon the delivery of product to the patient (which typically occurs one day after shipment), and the Company has no further obligation related to such product. Previously, the Company considered the delivery to occur when the product was shipped. As a result, the impact on the September 2002 financial results was a decrease in revenues from $321,765,000 (as previously reported) to $316,661,000 and a reduction in net income from $13,970,000, or $0.29 per diluted share, (as previously reported) to $13,463,000, or $0.28 per diluted share.

         In addition, amortization of debt financing costs amounting to $371,000 has been reclassified from amortization expense to interest expense in the September 2002 quarter. The reclassification of the amortization expense to interest expense did not impact net income.



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Q3) WHY DID GROSS PROFIT MARGINS INCREASE TO 22.7% IN THE SEPTEMBER 2003 QUARTER
COMPARED TO 20.5% ACHIEVED IN THE SAME QUARTER LAST YEAR AND TO THE 22.2% ACHIEVED IN THE JUNE 2003 QUARTER?

A3) For the September 2003 quarter, gross profit margins improved to 22.7% compared to 20.5% in the same quarter last year. The improvement is primarily a result of product mix changes. We derived a larger percentage of our revenues from higher margin products in the September 2003 quarter when compared to the same quarter last year. We also experienced a 50 basis point improvement in gross profit margin from 22.2% in the June 2003 quarter to 22.7% in the September 2003 quarter. The improvement is also due to changes in product mix including the reduction in revenue from Synagis(R). We expect our overall gross margin percentage to be in the 19.5% to 20.5% range in the second and third quarters of fiscal 2004. The anticipated decrease from the 22.7% gross margin percentage achieved in the September 2003 quarter can be attributed to sales of the seasonal drug Synagis(R), which has a lower gross margin than the composite gross margin, and changes in the Medicare and MediCal reimbursement rates due to be in effect January 1, 2004.

Q4) WHY WERE GENERAL AND ADMINISTRATIVE EXPENSES 10.3% OF REVENUE COMPARED TO 9.7% IN THE SAME QUARTER LAST YEAR AND THE 9.9% REPORTED IN THE JUNE 2003 QUARTER?

A4) The general and administrative expenses increased to 10.3% in the September 2003 quarter from 9.7% in the same quarter last year and 9.9% in the June 2003 quarter as a result of start up costs related to the upcoming Synagis(R) season and the launch of new products. In addition, we incurred increased audit fees as a result of the change to Deloitte & Touche LLP for the fiscal 2003 audit. As disclosed in our proxy filing, we incurred approximately $1.7 million of audit fees for the fiscal 2003 audit, of which approximately $1.4 million was incurred in the September 2003 quarter compared to $162,500 incurred for the fiscal 2002 audit and expensed in the September 2002 quarter.

As previously announced, the Company's conference call to discuss the first quarter results is scheduled for Monday, November 3, 2003, at 9:00 a.m. CT. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CT on November 3, 2003. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. The replay of the call will be available until November 28, 2003 at 5:00 p.m. CT. To access the replay call, dial 402-220-2491 and enter the code 19696334. The Internet playback option will be available until November 3, 2004. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances,





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the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading "Risk Factors" made in Accredo's Annual Report on Form 10-K for its year ended June 30, 2003.

                                       ###

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                          ACCREDO HEALTH, INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                    (UNAUDITED)
                                                                 THREE MONTHS ENDED
                                                                    SEPTEMBER 30
                                                               2003                2002
                                                          ---------------     ---------------
Net patient revenue                                       $       326,039     $       307,431
Other revenue                                                       8,397               8,885
Equity in net income of joint ventures                                548                 345
                                                          ---------------     ---------------
Total revenues                                                    334,984             316,661
Cost of sales                                                     258,897             251,596
                                                          ---------------     ---------------
Gross profit                                                       76,087              65,065

General & administrative                                           34,552              30,744
Bad debts                                                           7,174               6,554
Depreciation and amortization                                       2,955               2,340
                                                          ---------------     ---------------
Income from operations                                             31,406              25,427

Interest expense, net                                              (2,276)             (2,446)
Minority interest in consolidated subsidiary                         (482)               (484)
                                                          ---------------     ---------------
Net income before income taxes                                     28,648              22,497
Provision for income taxes                                         11,140               9,034
                                                          ---------------     ---------------

Net income                                                $        17,508     $        13,463
                                                          ===============     ===============

Earnings per share:
    Basic                                                 $          0.37     $          0.29
    Diluted                                               $          0.36     $          0.28

Weighted average shares outstanding:
    Basic                                                      47,848,126          47,106,209
    Diluted                                                    48,554,127          48,309,648


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                           (UNAUDITED)
                                                           SEPTEMBER 30,          JUNE 30,
                                                               2003                2003
                                                          ---------------     ---------------



Cash & cash equivalents                                   $        49,121     $        48,006
Accounts receivable, net                                          312,224             307,982
Other current assets                                              145,717             145,894
Fixed assets, net                                                  31,192              31,681
Other assets                                                      379,871             381,220
                                                          ---------------     ---------------
Total assets                                              $       918,125     $       914,783
                                                          ===============     ===============


Current liabilities                                       $       193,801     $       206,008
Long-term debt                                                    174,375             178,438
Other liabilities                                                  19,102              17,629
Stockholders' equity                                              530,847             512,708
                                                          ---------------     ---------------
Total liabilities and stockholders' equity                $       918,125     $       914,783
                                                          ===============     ===============



       CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                   (AMOUNTS IN THOUSANDS)


                                                                     (UNAUDITED)
                                                                  THREE MONTHS ENDED
                                                                     SEPTEMBER 30
                                                                2003                2002
                                                          ---------------     ---------------

Net cash provided by operating activities                 $         7,824     $         3,997
Net cash used in investing activities                              (3,062)             (7,382)
Net cash used in financing activities                              (3,647)            (28,642)
                                                          ---------------     ---------------
Increase (decrease) in cash and cash equivalents          $         1,115     $       (32,027)
                                                          ===============     ===============
